                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                 SCHEDULE 13G
                                (RULE 13d-102)


       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
        13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(b)


                           (AMENDMENT NO.     )(1)
                                          ----


                               LITHIA MOTORS INC
--------------------------------------------------------------------------------
                                (Name of Issuer)




                              COMMON STOCK CLASS A
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                   536797103
--------------------------------------------------------------------------------
                                 (CUSIP Number)




                                  30 DEC 1996
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]  Rule 13d-1(b)
    [ X ]  Rule 13d-(c)
    [   ]  Rule 13d-1(d)


---------------
        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.    536797103                  13G            PAGE   2   OF   8   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD (NONE)
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          SINGAPORE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER                    0
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER                  282,500
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER               0
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER             282,500

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          282,500
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.8%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          OO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.    536797103                  13G            PAGE   3   OF   8   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          MINISTRY OF FINANCE, GOVERNMENT OF SINGAPORE (NONE)
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          SINGAPORE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER                    0
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER                  282,500
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER               0
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER             282,500

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          282,500
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.8%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          OO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).    NAME OF ISSUER

                    Lithia Motors Inc


ITEM 1(b).    ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

                    360 East Jackson St
                    Medford, OR  97501
                    U S A


ITEM 2(a).     NAME OF PERSON FILING

               I    Government of Singapore Investment Corporation Pte Ltd
               II   Ministry of Finance, Government of Singapore


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE

               I         250 North Bridge Road
                         #38-00 Raffles City Tower
                         Singapore  179101

               II   c/o  Government of Singapore Investment Corporation Pte Ltd
                         250 North Bridge Road
                         #38-00 Raffles City Tower
                         Singapore  179101


ITEM 2(c).     CITIZENSHIP

               I and II  Singapore


ITEM 2(d).     TITLE OF CLASS OF SECURITIES

                    COMMON STOCK CLASS A


ITEM 2(e).     CUSIP NUMBER

                    536797103


ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A

                    N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX.  [X]

ITEM 4.   OWNERSHIP

               The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:

                                                                   Power of Vote              Power of Dispose
                                                                   -------------              ----------------
                                          No of Securities
                                          ----------------
             Person                      Beneficially Owned     Sole(1)     Shared(1)       Sole(1)     Shared(1)
             ------                      ------------------     -------     ---------       -------     ---------
Government of Singapore Investment
Corporation Pte Ltd                           282,500              0        282,500            0        282,500

Ministry of Finance,
Government of Singapore                       282,500              0        282,500            0        282,500

Total(2) (all Reporting Persons)              282,500              0        282,500            0        282,500


(1) The Government of Singapore Investment Corporation Pte Ltd shares power to vote and power to dispose of the 282,500 securities beneficially owned by it with the Ministry of Finance, Government of Singapore.

(2)  The reporting persons disclaim membership in a group.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          N.A.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          N.A.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          N.A.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          N.A.

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

MATERIAL TO BE FILED AS EXHIBITS
1.        Power of Attorney of Government of Singapore dated 5 March 1998.









                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           6 April 98
------------------------------------        Government of Singapore Investment
              Date                          Corporation Pte Ltd



                                            by  /s/ Seah Wan Hoon
                                              ---------------------------------
                                                    Seah Wan Hoon
                                                    Senior Accountant




                                            Ministry of Finance, Government of
                                            Singapore by Government of
                                            Singapore Investment Corporation
                                            Pte Ltd, its attorney-in-fact



                                            by  /s/ Seah Wan Hoon
                                              ---------------------------------
                                                    Seah Wan Hoon
                                                    Senior Accountant

                                 EXHIBIT INDEX

EXHIBIT NO.                               NAME OF EXHIBIT                        PAGE NO.
-----------                               ---------------                        --------
    1                  Power of Attorney by Government of Singapore dated           8
                       5 March 1998